PROMISSORY NOTE

$1,119,480                                                          July 8, 2003

     FOR VALUE RECEIVED, the undersigned, Helen Johnson-Leipold, an individual, (Borrower), hereby promises to pay to the order of Samuel C. Johnson, not individually, but as Trustee of the Samuel C. Johnson 1988 Trust Number 1 dated September 14, 1988, as amended and restated (Lender), the sum of One Million One Hundred Nineteen Thousand Four Hundred Eighty Dollars and NO Cents ($1,119,480), together with interest on the outstanding principal balance at a rate of 1.23% per annum until this Note is paid in full.

     All outstanding interest and principal shall be due and payable on January 7, 2005. Interest shall accrue at the applicable federal rate in effect from time to time on any interest or principal which remains unpaid after fifteen
(15) days from such due date.

     This Note is delivered in exchange for an option to purchase shares of Class A common stock of Johnson Outdoors, Inc. (or any successor to its business), described in that certain Option Agreement dated as of July 8, 2003. Interest and/or principal may be paid to Lender to satisfy this Note as provided above in cash, in-kind with shares of Class A common stock of Johnson Outdoors, Inc. (or any successor to its business), or any combination thereof.

     Borrower may at any time prior to the maturity date prepay any part or all of the principal amount without penalty, provided that such prepayment shall be accompanied by a payment of the interest accrued to the date of such prepayment on the principal amount which is being prepaid.

     All payments made hereunder, including any prepayments, shall be deemed to have been made on the date of receipt by Lender. All payments shall be made to Lender at 555 Main Street, Suite 500; Racine, Wisconsin 53403, or at such other place as Lender may from time to time designate in a written notice to Borrower.

     The internal laws of the State of Wisconsin shall govern and control the construction, enforceability, validity and interpretation of this Note.

     The parties hereto waive presentment for payment, notice of dishonor, protest and notice of protest.

     IN WITNESS WHEREOF, Borrower has signed and delivered this Note as of the day and year first above written.


                                         /s/ Helen Johnson-Leipold
                                         ---------------------------------------
                                         Helen Johnson-Leipold